EXHIBIT 10.30

RESIGNATION, SEVERANCE AGREEMENT AND GENERAL RELEASE

          THIS RESIGNATION, SEVERANCE AGREEMENT AND GENERAL RELEASE (the "Agreement") is made as of the dates indicated on the signature page hereof, by and between ENERGY SEARCH, INCORPORATED, a Tennessee corporation (" ESI" or "Employer"), and ROBERT L. REMINE ("Mr. Remine"). For purposes of this Agreement, the terms "ESI" and "Employer" shall be deemed to include Energy Search, Incorporated, any and all predecessors and successors of ESI, and any and all parent, subsidiary or related corporations or other entities.

          Mr. Remine desires to resign his positions as Chief Financial Officer, Secretary and Treasurer of ESI, and to resign as a Director and member of the Audit Committee of the Board of Directors of ESI, and ESI is willing to accept such resignation.

          ESI and Mr. Remine have entered into an Amendment and Restated Employment Agreement dated September 3, 1999 (the "Employment Agreement"). Now that the parties have agreed to terminate Mr. Remine's employment with ESI, it is intended by both parties that this Agreement shall effectuate and satisfy all material terms and conditions relating to the termination of Mr. Remine's employment with ESI under the Employment Agreement and otherwise, and that, upon performance of this Agreement, ESI shall have no further obligation or liability to Mr. Remine under such Employment Agreement. Notwithstanding the foregoing, the parties acknowledge and agree that the rights, benefits and responsibilities of the parties as defined herein, are materially and substantially the same as those set forth under the Employment Agreement.

          The parties desire that this Agreement provide for an orderly and constructive conclusion of Mr. Remine's employment with the Company and satisfaction of the Employment Agreement..

          THEREFORE, THE PARTIES AGREE AS FOLLOWS:

          1.          Termination of Employment; Resignation as a Director. Mr. Remine has been employed by ESI, has served as an executive officer of ESI, has been elected and has served as a member of ESI's Board of Directors, and has been appointed as a non-voting member of the Audit Committee of the Board of Directors of ESI.. Effective as of the Termination Date, defined below, Mr. Remine hereby resigns his positions as Chief Financial Officer, Secretary and Treasurer, as well as his position as Board member of ESI. It is agreed that his employment with ESI will end as of December 31, 2000 (the "Termination Date"). Mr. Remine agrees that he will cooperate fully in good faith with ESI in the transition of his work and responsibilities to others. In consideration of ESI's covenants and other agreements set forth in this Agreement, Mr. Remine waives and releases any claims for continued or future employment with ESI following the Termination Date. In addition, Mr. Remine's resignation as Chief Financial Officer, Secretary and Treasurer of ESI, as well as his resignation as a Director of ESI and a non-voting member of the Audit Committee shall be effective as of the Termination Date.

          2.           Consulting Services. From and after December 31, 2000, Mr. Remine agrees to make himself available to consult with ESI on such matters and in such manner as ESI may from time to time request. ESI will use its best efforts to give Mr. Remine reasonable advance notice of the need for his consulting services. In performing his consulting services, Mr. Remine shall report to Mr. Charles P. Torrey, Jr., Chief Executive Officer or Mr. Richard S. Cooper, President of ESI. Mr. Remine shall be entitled to receive consulting fees at the rate of $125 per hour for his services, plus reimbursement of any out-of-pocket expenses reasonably incurred and substantiated by Mr. Remine in the course of performing his consulting services. In the performance of these services it is not intended by the parties that Mr. Remine be considered an employee for any purpose. ESI will not pay any employee withholding taxes concerning Mr. Remine, and Mr. Remine shall be responsible for payment of all federal, state and local employment and related taxes. Upon request of ESI, Mr. Remine shall provide proof of his coverage under an outside workers' compensation disability policy, or, alternatively, proof that ESI has no responsibility to insure him under applicable laws relating to workers' compensation disability.

          3.           Severance Payments.

          (a)          In full and complete satisfaction of any responsibility that ESI may have had to pay to Mr. Remine salary continuation or severance benefits, as well as any obligation to pay Mr. Remine a performance bonus under the Employment Agreement, ESI shall pay to Mr. Remine the following amounts (less withholdings and deductions required to be made by ESI by law): (i) a lump sum of $250,113.26 on or before December 31, 2000; (ii) a lump sum of $53,596.00 at the same time as other executive employees of ESI receive their Performance Bonuses in January of 2001; (iii) twelve monthly payments of $20,842.77 each, commencing in January of 2001 and continuing through December of 2001.

          (b)          Stock Options and Warrants. The parties acknowledge and agree that Mr. Remine currently owns options or warrants as shown in the ESI corporate books and records to acquire shares of ESI's Common Stock, which were granted pursuant to the terms of ESI's Stock Option and Restricted Stock Plan of 1998, as amended (the "1998 Plan.") Included in this amount, Mr. Remine owns 30,000 warrants (known as "Executive Officer Warrants") which are to vest in January of 2001. ESI agrees that these 30,000 warrants owned by Mr. Remine shall be deemed fully vested as of the Termination Date. Mr. Remine shall be deemed fully vested of all options and warrants he holds according to their terms and conditions. Such options and warrants shall be exercisable and shall terminate, if at all, according to the terms and conditions established, from time to time, by ESI pursuant to the 1998 Plan.

          (c)          Continuation of Indemnity Rights. The parties acknowledge that ESI's Fourth Amended and Restated Charter and its Bylaws provide Mr. Remine with indemnification and defense rights. Nothing in this Agreement shall terminate or adversely affect Mr. Remine's rights to indemnification, which shall continue subsequent to termination of employment. It is acknowledged and intended that Mr. Remine's indemnity rights shall include indemnification against any actions, claims or proceedings that may be brought by federal or state securities regulators, or by the National

- -2-

Association of Securities Dealers, Inc., to the full extent that may be permitted under applicable law.

          (d)          Computer Equipment. Mr. Remine shall be entitled to purchase the computer terminal (but not the data stored thereon) and the printer he had used at ESI at "fair market value" as agreed between Mr. Remine and ESI. At the option of the parties, this amount shall be deducted from any lump sum payments due Mr. Remine under paragraph 3(a) hereof as of December 31, 2000.

          (e)          Insurance. Mr. Remine shall be entitled to continue his health insurance, at his own expense, from and after December 31, 2000 and shall receive from ESI all notices and benefits afforded him under current COBRA laws. As of the Termination Date, ESI shall have no obligation to carry disability insurance on Mr. Remine. Mr. Remine shall be entitled to exercise, at his own expense, any portability rights that may exist under the disability policy carried on him by ESI. As of the Termination Date, ESI shall have no obligation to carry life insurance on Mr. Remine, and Mr. Remine may exercise any right he may have, at his own expense, to purchase any life insurance policy previously maintained by ESI.

          (f)          No Further Benefits. No payments, rights or benefits other than those described above will be due to Mr. Remine as of the Termination Date.

          4.          Waiver, Release, and Covenant Not to Sue. In return for the payments and other consideration to be provided by ESI, Mr. Remine waives, releases and forever discharges ESI, its subsidiaries, or their successors, assigns, officers, directors, employees and agents of and from all obligations or liabilities to himself, and from any and all claims and causes of action (whether Mr. Remine knows of them or not), that Mr. Remine has or may have against ESI, its subsidiaries, or their successors, assigns occurring prior to the date Mr. Remine signs this Agreement, and as to these claims promises never to sue any such entities or persons or to seek or accept any monetary judgment against any such entities or persons. Additionally, ESI, together with its subsidiaries, waives, releases and forever discharges Mr. Remine of and from all obligations or liabilities to ESI or its subsidiaries, and from any and all claims and causes of action that ESI or its subsidiaries have or may have against Mr. Remine occurring prior to the Effective Date of this Agreement, and as to these claims promises never to sue Mr. Remine or seek or accept any monetary judgment against Mr. Remine.

          This Resignation, Severance Agreement and General Release includes, but is not limited to, all claims arising from Mr. Remine's employment with, or termination of employment from ESI or any of its subsidiaries, all claims for reinstatement or reemployment, all claims for past or future wages, bonuses, commissions, benefit or compensation programs, or any other payments or benefits, except as specifically provided in this Agreement, and all claims for compensatory, exemplary, punitive or other damages, and all claims for attorney fees. His release, discharge, and covenant not to sue also includes, but is not limited to, all claims for violation of any express or implied contract or agreement, written or oral, including claims for wrongful discharge or breach of a contract for employment, claims for violation of any contract or promise of good faith and fair dealing, or claims for violation of any common law duty or

- -3-

public policy. Mr. Remine specifically waives, discharges, and covenants not to sue based on any claim arising out of any statute, regulation, order or ordinance prohibiting any form of discrimination, including, but not limited to: the Age Discrimination In Employment Act; Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; or any applicable state law relating to age discrimination; the Americans with Disabilities Act; the Employee Retirement Income Security Act; the Equal Pay Act; the Family and Medical Leave Act; Executive Order 11246 and its implementing regulations; the Rehabilitation Act of 1973; the Vietnam Era Veterans' Readjustment Assistance Act; and any other federal, state, or local civil rights statute, ordinance, regulation or order. By signing this Agreement, Mr. Remine knowingly and voluntarily gives up any and all such claims and promises never to sue over any such claims nor accept any monetary award arising out of such claims. However, this waiver shall not apply to any claims that Mr. Remine may have in common with a class of similarly situated employees of ESI, the underlying facts of which are unknown to Mr. Remine at the time of this Agreement.

          Mr. Remine does not waive rights or claims that may arise after the date he signs this Agreement, including any claims relating to a breach of this Agreement by ESI, or his vested rights under the terms of the ESI's benefit plans with regard to service before the Termination Date.

          It is agreed that Mr. Remine's release, waiver, and covenant not to sue will also apply in full to and for the benefit of ESI, its subsidiaries and affiliated companies, and to all their past, present and future officers, directors, stockholders, association members, employees, agents, benefit plans, insurers, successors and assigns.

          4.          Employee Commitments.

          (a)          Confidentiality of this Agreement. Mr. Remine agrees to keep the terms of this Agreement confidential and will not disclose any information concerning this Agreement to any current, former or future employee of ESI or to anyone else, except that he may discuss this matter with his immediate family, and with his attorney and tax advisors, on the condition that any unauthorized disclosures by them shall be deemed a breach of this Agreement. Immaterial breaches of confidentiality shall not be deemed a breach of this Agreement so long as Mr. Remine cooperates with ESI to make all reasonable effort to minimize the effect of the confidentiality breach.

          (b)          Non-Disclosure of Confidential Information. Mr. Remine further agrees that, with the exception of information that is publicly available, he will not disclose any of ESI's confidential or proprietary information to any competitor or to any person, firm, corporation, association or other entity (other than to appropriate persons in ESI's organization), or use any such confidential or proprietary information for his own purpose or for the benefit of any other person, firm, corporation or other entity, except ESI.

          For the purpose of this Agreement, the term "confidential or proprietary information" shall mean all information about or relating to ESI which: (1) relates to specific matters such as ESI's existing or potential oil and gas properties or operations,

- -4-

ESI's customers, suppliers, contractors or financiers, ESI's operating, business, financial or marketing plans or strategies, ESI's financial information and material contracts, and all other information relating to ESI's business which Mr. Remine may have acquired or obtained by virtue of work performed for ESI; and (2) is known only to Mr. Remine or others in a confidential relationship with ESI.

          (c)          Noncompetition and Nonsolicitation. Mr. Remine agrees that during the two-year period following the Termination Date, he will not, without the advance written consent of ESI, perform any services (as an employee or independent contractor or in any other capacity) for any other person or company which directly competes (or plans to directly compete) with ESI or any of its subsidiaries or other affiliates, or to compete with the ESI or any of its subsidiaries or other affiliates in any way, within the geographic area of the United States and Canada. If a court of competent jurisdiction shall at any time deem the above time period too long, or the geographic coverage too broad, it is the intent of the parties that the above restrictions on competition shall be modified to allow enforcement to the extent permitted by law.

          Furthermore, Mr. Remine agrees that during the two-year period following the Termination Date, he shall not, either for himself, or on behalf of any other person, firm or corporation, directly or indirectly, (1) divert or attempt to divert from the ESI any business whatsoever or attempt to so influence any customers or business contacts with whom the ESI has dealings or (2) solicit or approach any employee of ESI for the purpose of inducing such employee to terminate employment with ESI. If a court of competent jurisdiction shall at any time deem the above time period too long, or the geographic coverage too broad, it is the intent of the parties that the above restrictions shall be modified to allow enforcement to the extent permitted by law.

          (d)          Nondisparagement. Mr. Remine agrees that he will not disparage, or initiate or join in any negative or critical comments about, ESI, its employees, officers and management or its programs, policies, and products. ESI agrees that it will not disparage, or initiate or join in any negative or critical comments about, Mr. Remine personally or professionally. The parties will cooperate and consult with each other with respect to any public statements concerning Mr. Remine's resignation and termination of employment.

          (e)          Return of ESI Property. Mr. Remine shall return to ESI all of ESI's property (other than immaterial items), whether leased or owned, of any kind whatsoever, on or before the Termination Date, in the same condition as when received, reasonable wear and tear excepted, including without limitation, all credit cards, customer lists, customer information, "filefaxes," "rolodexes" or similar device or program, manuals, letters, notes, reports, software programs or information stored in such programs, and copies thereof, as well as any and all other confidential or proprietary information and any and all other materials, supplies, equipment, and other tangible things belonging to ESI that Mr. Remine may have in his possession or under his control.

- -5-

          (f)          Irrevocable Proxy to Vote Shares For Director at Next Annual Meeting of Shareholders. Mr. Remine agrees, with respect only to the issue of election of directors, to grant to Mr. Charles P. Torrey, Jr., Chief Executive Officer of ESI, the irrevocable right to vote all shares of common stock of ESI beneficially owned by Mr. Remine as of the record date for the 2001 annual meeting of shareholders of ESI, by execution and delivery of the proxy attached hereto as Exhibit A which shall be executed and delivered concurrent with the execution and delivery of this Agreement. It is intended by the parties that this proxy shall be effective for all purposes under Tennessee law and all requirements of ESI's transfer agent and other corporate voting officials. Mr. Remine agrees to execute and deliver any further or additional instruments or documents requested by Mr. Torrey or ESI to effectuate the purposes of this paragraph and of the proxy.

          5.          Arbitration. If ESI and Mr. Remine are unable to settle a dispute under this Agreement, such dispute shall be finally settled by arbitration in Knoxville, Tennessee in accordance with the rules of the American Arbitration Association.

          6.          Unemployment Compensation. Mr. Remine is voluntarily resigning employment with ESI, and agrees not to claim unemployment compensation benefits against ESI.

          7.          Binding Effect. This Agreement shall be binding upon ESI, its successors and assigns, and upon Mr. Remine and Mr. Remine's heirs, administrators, representatives, executors, successors, and assigns.

          8.          Non-Admission. ESI and Mr. Remine deny that either has taken any improper action or violated any law or other legal requirement and each agrees that this Agreement shall not be admissible in any proceeding as evidence of improper action or a violation of a law or other legal requirement.

          9.          Older Workers Benefit Protection Act. Mr. Remine acknowledges that he has been advised that he has certain protections afforded him under the Older Workers Benefit Protection Act, a federal law that guarantees certain rights to persons age forty or older. He acknowledges that he has been advised by ESI to consult with his own attorney prior to executing this Agreement and that he has done so, or voluntarily declined to do so against ESI's advice. Mr. Remine represents that he has carefully reviewed this Agreement and he fully understands and knowingly and voluntarily agrees to each provision of this Agreement.

                    Mr. Remine understands that, by law, he has 15 days after receipt of this Agreement, which occurred on December 21, 2000, to decide whether to sign it, and if he chooses to sign this Agreement before expiration of 21 days he does so voluntarily, free of any threat to withdraw or alter the offer prior to the expiration of the 21-day period, and represents to ESI that he is electing to waive the full period of review allowed him under the Older Workers Benefit Protection Act. Under this Act, Mr. Remine has the right to revoke this Agreement, at his sole option, for a period of seven (7) days following the date

- -6-

of his execution of this Agreement, and acknowledges his understanding that this seven-day period cannot be waived.

          10.          Delivery to ESI - Revocation - Effective Date. Promptly upon signing, Mr. Remine must deliver a properly executed copy of this Agreement to ESI. This Agreement will not become effective or enforceable until the seven-day revocation period has expired. Mr. Remine may, at his sole option, revoke this Agreement by notice to ESI on or before the seventh day following his execution of this Agreement. This Agreement shall be effective the first business day following expiration of the revocation period.

          11.          Notices. Any revocation and all notices, requests, demands and other communications shall be in writing and shall be deemed to have been duly given if delivered or mailed, first class postage prepaid:

If to Mr. Remine: Mr. Robert L. Remine 242 Briarcliff Ave. Oak Ridge, TN 37830	If to ESI: Mr. Charles P. Torrey, Jr. Energy Search, Incorporated 280 Fort Sanders West Boulevard Suite 200 Knoxville, Tennessee 37922

Either party may change its address by written notice to the other party.

          12.          Applicable Law; Venue. This Agreement shall be governed by and interpreted according to the laws of the State of Tennessee. Any litigation over any dispute arising under this Agreement may be brought only in a court whose district includes Knox County, Tennessee, and each party agrees that such courts shall have personal jurisdiction over them.

          13.          Maximum Effect of Agreement. Both parties agree that any provision of this Agreement that may at any time be prohibited or unenforceable by law shall be ineffective only to the extent and for the duration of such prohibition, and such unenforceability shall not invalidate the remaining provisions of this Agreement.

          14.          Voluntary and Knowing Agreement. Mr. Remine enters into this Agreement voluntarily and with full knowledge of its significance. He further acknowledges that this Agreement sets forth the entire agreement of the parties, and shall be final and binding as to all claims which have been or could have been advanced on his behalf against ESI.

- -7-

READ THIS DOCUMENT CAREFULLY. IT CONTAINS A RELEASE OF CLAIMS AGAINST THE EMPLOYER.

                    The parties have signed this Agreement as of the dates indicated below.

Dated: December 15 , 2000	ENERGY SEARCH, INCORPORATED /S/ Charles P. Torrey, Jr. By: Charles P. Torrey, Jr. Chief Executive Officer

Dated: December 15, 2000	/S/ Robert L. Remine Robert L. Remine

- -8-

EXHIBIT A

ENERGY SEARCH, INCORPORATED
280 Fort Sanders West Blvd.
Suite 200
Knoxville, Tennessee 37922

CUSIP 29271T107

IRREVOCABLE PROXY

          The undersigned shareholder hereby irrevocably appoints Charles P. Torrey, Jr. with full power of substitution, as proxy to represent the undersigned shareholder and to vote, for purposes only of the election of directors, all shares of Common Stock of Energy Search, Incorporated (the "Company") that he would be entitled to vote at the 2001 Annual Meeting of Shareholders of the Company to be held at a time, date and location to be announced by the Company, and any adjournment of that meeting.

          If this Proxy is properly executed, the shares of Common Stock represented by this Proxy will be voted for the matters stated herein in the discretion of the proxy, Mr. Charles P. Torrey, Jr.

PLEASE SIGN, INDICATE THE DATE OF SIGNATURE AND RETURN THIS PROXY TO THE COMPANY AT THE ABOVE ADDRESS.

Robert L. Remine

Date of Signature:  December 15, 2000

- -9-